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                                                                     EXHIBIT 3.1


                THE COMPANIES ORDINANCE (NEW VERSION) 5743 - 1983
                       A PRIVATE COMPANY LIMITED IN SHARES

                    MEMORANDUM OF ASSOCIATION OF INTOUCH LTD.


1.   The Company's Name: Intouch Ltd.

2.   The objectives for which the Company was established are:

     (a) To initiate, establish, develop, manage and maintain businesses for research, development, design, manufacture, testing, marketing, selling, distribution, importing, exporting, lease, maintenance, repair and provision of services and auxiliary services and engage in any way in software and hardware systems for electronic communication, to provide consulting and management services for the above, and carry out any type of commercial activity, in Israel and abroad with respect to the above.

     (b) To initiate, establish, promote, organize, manage and engage in any way and mode in engineering and economic consulting.

     (c) To serve as agents, proxies and representatives of companies and firms engaged in the Company's fields or other fields, and enter into partnerships, share assets, joint investments, and establish companies, and act in any other way or mode of businesses with other bodies and people.

     (d) To finance import and export transactions and any other commercial transactions.

     (e) Initiate, consult, promote, advertise, organize and manage any business and carry out any action with respect to matters mentioned in sub-paragraphs a-d above and for any other purpose even if not specified explicitly, in Israel and abroad.

     (f) To manage businesses as capital owners, assets holders, concessionaires, and financiers. Accept upon itself manage and carry out any capital businesses and investments.

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     (g)  Undertake upon itself to carry out, manage and engage in manufacture, and all businesses of agency, brokerage, trust, and purchase agencies, representations, brokerages of any type, and hold, manage, and develop them;

     (h) Manage businesses of any type (whether manufacturing, commerce and industry or others) which to Company's discretion can be managed and is suitable for management with respect to the above, or which may, directly or indirectly, increase the value or profits of any Company's assets or rights; provided that the above are within the Company's objectives.

     (i) To receive and purchase all or any part of the businesses, assets, obligations and rights of any person, or Company or corporation maintaining any businesses that the Company is allowed to maintain or holding any assets which suit the objectives of this Company.

     (j) In general, buy, rent, lease, replace or acquire in any way property, which at Company's discretion fits or required the Company's objectives or businesses, provided that the above are within the objectives of the Company.

     (k) To enter into any partnership or share and participate in any arrangement for profit sharing. Join interests, mutual action, cooperation, joint ventures, and mutual and other venture with any person or corporation or Company engaged or dealing or intending to engage and deal in a business, trade or any transaction, which this Company is supposed to engage with in a way benefiting the Company directly or indirectly.

     (l) Sell the Company's rights, assets or property or any part of them, for any consideration as the Company sees fit, and specifically for shares, debentures or sureties of any other Company whose objectives are similar, partly or wholly, to those of this Company.

     (m) Borrow or get funds for securities or mortgages without guarantees and if this is necessary for securing re-payment of amounts borrowed or attained, in a way the Company sees fit, by lien, mortgage, guarantee, deed of guarantee, debenture on all or part of Company's assets, or its rights and property, including the uncalled capital or by transferring general deed of guarantee or issuing debentures or stock debentures,

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permanent or others, guaranteeing any part of Company's assets (present or future) and redeem or pay for any such guarantees, and lend moneys to others the guarantee them

     (n) Give options on and/or sell, improve, deal in, develop, manage, rent, lease, mortgage, release, transfer, dispose of, make accounts and/or deal otherwise in any part of Company's property.

     (o) Carry out any other actions related to said objectives or which might help in achieving the said objectives or any of them.

     (p) Make any arrangement with any governments or other high authorities, municipal, local or other authorities, as the Company sees fit for any of its objectives.

     (q) Make any contribution for development, research, science, security, charity, welfare, national settlements and institutions, and assist any of them towards its objectives.

     (r) Act for the implementation of any other objective as will be decided in the Company's general Meetings at any time by extraordinary resolution duly adopted.

     (s) Carry out any action and use any power and the objectives listed in the second Addendum of the Companies Ordinance which were not specified in this memorandum, as if they were integral part of the Company's objectives specified in it and take all actions related to or stemming from or leading to or beneficial to the attainment of any objective listed in this memorandum.

The objectives listed in the various paragraphs of this document shall not be limited in any way by comparison to any other paragraph or paragraphs, or by Company's name and it will be allowed to carry them out effectively and fully and they will be interpreted in the broadest way as if in these paragraphs objectives of other companies were defined in any case of doubt matters shall be interpreted in a way broadening as far as possible the Company's objectives.

3.   Members' Liability The members' liability is limited.

4. The Share Capital of the Company The Share Capital of the Company will be as follows:

     (a) NIS 16,000 (sixteen thousands New Shekels) divided to 16,000 ordinary NIS 1 nominal value shares.

     (b) The Company may increase the share capital by issuing new shares and issue shares of different types, including shares with different, preferred, deferred or additional rights, in the way stated in the Company's by-laws of association.

     (c) The rights related from time to time to any type of shares, in the original capital or increased capital of the Company, may be changed only as stated in the Company's by-laws of association.

We, the undersigned, would like to incorporate as per this memorandum of association and take the number of shares listed by our names below:

------------------------------------------------------------------------------------------------------------
Signatories        I.D. #            Address             Description      Number of        Signature
                                                                          shares taken
------------------------------------------------------------------------------------------------------------
Nahum Sharfman     556711            22 Hameyasdim        Engineer        900 Shares of    (signed)
                                     St., Carcour                         NIS 1
                                     37000
------------------------------------------------------------------------------------------------------------
Gideon Mantel      5600618-2         5 Hashloshim        Economist        100 Shares of    (signed)
                                     Vehamesh St.,                        NIS 1
                                     Ramat Gan 52224
------------------------------------------------------------------------------------------------------------

Total shares taken: 1000 ordinary shares, NIS 1 each
Today, February 5, 1991   Witness to above signatures: (Signed)

                                                                   Reuven Heller

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                             THE COMPANIES ORDINANCE

Company's Name: Intouch Ltd.
Company No.: 51-154534-5

Submitted for registration by: M. Porat & Co., Advocates and Notaries
                               10 Karlibach St., Tel-Aviv 67132
                               Tel. 03-5610111, Fax 03-5610934


                          NOTICE OF SPECIAL RESOLUTION

At an extraordinary Meeting of the Company duly convened and held on August 13, 1995, the following resolution was adopted as a special resolution:


                               SPECIAL RESOLUTION

To approve unanimously the change of the Company's name to COMMTOUCH SOFTWARE LTD., or a similar name to be approved by the Companies Registrar.



/s/ Nahum Sharfman
---------------------------